Exhibit 10.45
BIOGEN, INC.
1985 NON-QUALIFIED STOCK OPTION PLAN
AMENDMENT
     The Biogen, Inc. 1985 Non-Qualified Stock Option Plan (“the Plan”) is hereby amended as follows:
In the second paragraph of Section III (“Shares Subject to the Plan”), the words “after the Committee, in its sole discretion, has interpreted the effect of” are hereby deleted and replaced with the words “as adjusted following”.
Date: October 13, 2008